Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Media:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Scott Minder
PPG Investor Relations
412-434-3466
sminder@ppg.com

PPG reports fourth quarter and full-year results

•	Fourth quarter net sales increased 7 percent in local currencies

•	Quarterly sales volumes up nearly 2 percent led by gains in Europe and Asia

•	Record fourth quarter adjusted earnings per diluted share of $1.23, up 17 percent year-over-year despite unfavorable impact from foreign currency translation

•	Full-year cash deployment of $1.15 billion including business acquisitions of over $400 million and share repurchases of $750 million

•	Full-year net sales of $15.3 billion; sales up more than 7 percent year-over-year in local currencies

•	Record full-year adjusted earnings per diluted share from continuing operations of $5.69, up 17 percent year-over-year

•	Cash and short-term investments totaling $1.5 billion at year-end

PITTSBURGH, Jan. 21, 2016 - PPG Industries (NYSE:PPG) today reported fourth quarter 2015 net sales from continuing operations of $3.7 billion, consistent with the prior-year. Net sales in local currencies grew 7 percent year-over-year, with acquisition-related sales adding 5 percent and sales volume growth contributing nearly 2 percent. Unfavorable foreign currency translation impacted net sales by 7 percent, or about $250 million.

Fourth quarter 2015 reported net income from continuing operations was $314 million, or $1.16 per diluted share. Fourth quarter 2015 adjusted net income from continuing operations was $332 million, or $1.23 per diluted share. Adjusted net income excludes an after-tax charge for transaction-related costs totaling $11 million, or 4 cents per diluted share, and an equity affiliate debt-refinancing charge of $7 million, or 3 cents per diluted share. The adjusted effective tax rate for the quarter was 24.5 percent.

Fourth quarter 2014 reported net income and earnings per diluted share from continuing operations were $86 million and 31 cents, respectively. Fourth quarter 2014 adjusted net income from continuing operations of $293 million, or $1.05 per diluted share, excluded after-tax charges of $200 million, or 72 cents per diluted share for debt refinancing, $36 million or 13 cents per diluted share for transaction-related costs, primarily for the Comex acquisition, partially offset by a tax benefit of $29 million, or 11 cents per diluted share from a favorable ruling on a prior-year tax matter. The adjusted effective tax rate for the prior year quarter was 23.5 percent.

“We once again delivered strong financial performance in the fourth quarter and for the full year of 2015,” said Michael H. McGarry, PPG president and chief executive officer. “Results improved despite the persistent, unfavorable impact of weaker foreign currencies, which were more than offset by benefits from our earnings-accretive cash deployment, improving sales volumes and our unwavering focus on costs.

“For the fourth quarter, our adjusted earnings per diluted share from continuing operations increased 17 percent, supported by higher earnings in each reporting segment,” McGarry said. “While overall global economic demand remained mixed in the quarter, our sales volumes grew about 2 percent, which is our highest year-over-year volume growth in any quarter of 2015.

“This solid volume growth stemmed from our ability to continue to grow share of wallet through customers’ adoption of new or leading PPG technologies. In addition, we benefited from broadening improvement in European demand, as our volumes in this region steadily improved each quarter during the year. We also returned to a solid mid-single-digit percentage growth rate in Asia, while in the Americas results were mixed by country but consistent with the prior year,” McGarry said.

“Our Industrial Coatings segment led the sales volume growth with a mid-single-digit percentage improvement. This included continued above-market performance in automotive OEM and packaging coatings, supplemented by gains in our general industrial and our specialty coatings and materials businesses, which had experienced volume declines in the previous two quarters. In the Performance Coatings segment, sales volumes grew in automotive refinish, protective and marine coatings, and architectural coatings EMEA, while we experienced weaker architectural coatings demand in Canada and lower aerospace coatings volumes in relation to strong growth in the prior year period,” McGarry said.

“Over the course of the year, we continued to execute on our strategic objectives, including accretive expansion of our coatings portfolio with synergies realized from the successful integration of our Comex acquisition, along with the completion of six other acquisitions,” McGarry said. “Additionally, we maintained our heritage of returning cash to shareholders, with $1.1 billion returned during the year through dividends and share repurchases.”

In April, the company raised the per-share dividend by 7 percent. PPG has paid annual dividends for 116 consecutive years, including 44 consecutive years of increased annual per-share payouts.

“As we enter 2016, we anticipate global economic growth will continue, but at a varied pace and mixed by major economy. In the Asia Pacific region, growth will likely remain uneven through the year but solid on a full-year basis. The primary driver for this growth is increased consumer spending, which is beneficial to PPG as this affects the majority of our products sold in the region,” McGarry said.

“Economic expansion in North America is likely to continue at a modest pace, comparable to this past year, supported by multiple sectors,” McGarry said. “Also, we expect the European economies to build on the broadening growth rates achieved in 2015, which will be favorable to PPG given about 30 percent of our sales are in that region and we have substantially reduced our cost structure there.”

“From a PPG perspective, we remain focused on delivering higher organic growth, including continued commercialization of our innovative, industry-leading coatings technologies. Also, we will continue to be aggressive on cost and productivity initiatives. Finally, our balance sheet remains strong, and we intend to continue to create shareholder value through earnings-accretive cash deployment,” McGarry concluded.

PPG reiterated today that it is on pace to deploy $2.0 billion to $2.5 billion of cash, in years 2015 and 2016 combined, on acquisitions and share repurchases. The company reported that it generated over $1.8 billion of cash from continuing operations in 2015 and that its cash and short-term investments totaled $1.5 billion at year-end. PPG also reported approximate full-year 2015 cash uses as follows: $475 million for capital spending, $385 million for dividends paid, over $400 million for acquisitions (purchase price), and $750 million for share repurchases totaling approximately 7.0 million shares.

Fourth Quarter 2015 Reportable Segment Financial Results

•
Performance Coatings segment fourth quarter net sales were $2.06 billion, down $31 million, or about 2 percent, versus the prior-year period. Sales in local currencies were up 6 percent, excluding an unfavorable foreign currency translation impact of 8 percent. Acquisition-related sales totaled about $120 million, including one month of Comex sales stemming from the November 2014 acquisition. Organic growth continued in automotive refinish coatings, reflecting increased end-use market demand, particularly in Asia. Excluding the impact of foreign currency translation and acquisitions, architectural coatings Americas and Asia Pacific sales were flat, with higher organic sales in Mexico and the U.S. offset by weaker demand in Canada, Brazil and China. Architectural coatings EMEA (Europe, Middle East and Africa) sales volumes increased by a low-single-digit percentage versus the prior-year period, as demand in the region continued to improve but remained uneven by country. Aggregate protective and marine coatings sales volumes improved by a mid-single-digit percentage, aided by protective coatings, which included the benefit of Comex-related sales synergies. Aerospace coatings sales volumes declined primarily due to strong growth in the prior-year period and customer order patterns. Segment income of $250 million was up $11 million, or 5 percent. Segment income benefited from acquisition-related earnings, primarily from Comex, and lower costs, including benefits from acquisition-related synergies. Unfavorable foreign currency translation impacted segment income by about $15 million.

•
Industrial Coatings segment fourth quarter net sales were $1.37 billion, increasing $27 million, or 2 percent, over the prior year. Results included sales volume growth of 4 percent and acquisition-related sales growth of 6 percent partially offset by an unfavorable foreign currency translation impact of 7 percent. Automotive original equipment manufacturer (OEM) coatings delivered higher sales volumes, growing in aggregate by a mid-single-digit percentage, which exceeded the global industry growth rate of about 4 percent. The industrial coatings and specialty coatings and materials businesses delivered higher year-over-year growth following two consecutive quarters of sales volume declines, with contributions across all major regions led by Europe and Asia. Packaging coatings sales volumes grew by a mid-single-digit percentage, aided by new-technology-related customer conversions. Total segment income for the quarter was $240 million, up $17 million, or 8 percent, year-over-year as a result of the increased sales and lower costs, including initial benefits from business restructuring. Unfavorable foreign currency translation impacted segment income by approximately $10 million.

•
Glass segment net sales were $265 million for the quarter, down $7 million, or 3 percent, year-over-year as higher sales volumes and improved selling prices were offset by unfavorable foreign currency translation and reduced sales stemming from the 2014 sale of a flat glass production facility. Solid flat glass demand continued for value-added products serving residential and non-residential end-use markets. Fiber glass sales volumes also increased, as higher U.S. demand offset lower activity in Europe. Segment income was $38 million, up $5 million versus the prior year, driven by improved organic sales, that were partially offset by weak manufacturing cost performance related to the Fresno, California, flat glass facility, which is scheduled to undergo a major repair project in the first quarter 2016.

Full-Year 2015 Financial Results

Full-year 2015 net sales from continuing operations were $15.3 billion, consistent with the prior year. Acquisition-related sales contributed 6 percent year-over-year, supplementing sales volume growth of 1 percent, which offset an unfavorable foreign currency translation impact of 7 percent. The company’s 2015 full-year reported net income from continuing operations was $1.41 billion, or $5.14 per diluted share, versus $1.13 billion, or $4.05 per diluted share, in 2014. Full-year 2015 adjusted net income from continuing operations was $1.56 billion, or $5.69 per diluted share, versus $1.36 billion, or $4.88 per diluted share, in 2014, representing an adjusted earnings per diluted share increase of 17 percent. In 2015, foreign currency translation unfavorably impacted sales by $1.1 billion and pre-tax income by approximately $120 million. The adjusted effective tax rate for 2015 was 24.5 percent versus 23.9 percent for 2014.

A detailed reconciliation of the reported adjusted figures for the fourth quarter and full year is included below.

PPG: BRINGING INNOVATION TO THE SURFACE.™
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 70 countries around the world. Reported net sales in 2015 were $15.3 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Jan. 21. The company will hold a conference call to review its fourth quarter and full-year 2015 financial performance today at 2 p.m. ET. Participants can ask to join the PPG Industries earnings call at these dial-in numbers: in the United States, 866-777-2509; international, +1-412-317-5413. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Jan. 21, beginning at approximately 4:30 p.m. ET, through Feb. 5, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10078386. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Jan. 21, 2016, through Thursday, Jan. 19, 2017.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2014 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. All information in this presentation speaks only as of January 21, 2016, and any distribution of this presentation after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income and earnings per diluted share for the fourth quarter and full year and a reconciliation of the tax rate for the full year:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2015		Fourth Quarter 2014
	$	EPS	$	EPS
Reported net income from continuing operations	$314	$1.16	$86	$0.31
Debt-refinancing charge	—	—	200	0.72
Transaction-related costs	11	0.04	36	0.13
Equity affiliate debt-refinancing charge	7	0.03	—	—
Favorable foreign-tax ruling	—	—	(29)	(0.11)
Adjusted net income from continuing operations, excluding nonrecurring items	$332	$1.23	$293	$1.05

	Full-Year 2015		Full-Year 2014
	$	EPS	$	EPS
Reported net income from continuing operations	$1,405	$5.14	$1,133	$4.05
Debt-refinancing charge	—	—	200	0.72
Increase to legacy environmental reserves	—	—	86	0.30
Business-restructuring charge	106	0.39	—	—
Transaction-related costs	32	0.11	42	0.16
Pension settlement costs	5	0.02	5	0.02
Equity affiliate debt-refinancing charge	7	0.03	—	—
Favorable foreign-tax ruling	—	—	(29)	(0.11)
Gain on asset dispositions	—	—	(73)	(0.26)
Adjusted net income from continuing operations, excluding nonrecurring items	$1,555	$5.69	$1,364	$4.88

	Fourth Quarter 2015			Fourth Quarter 2014
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$419	$100	23.9%	$21	$(71)	(338.1)%
Debt-refinancing charge	—	—	—	317	117	36.9%
Transaction-related costs	17	6	35.3%	52	16	30.8%
Equity affiliate debt-refinancing charge	11	4	37.6%	—	—	—
Favorable foreign-tax ruling	—	—	—	—	29	—
Adjusted effective tax rate, continuing operations	$447	$110	24.5%	$390	$91	23.5%

	Full-Year 2015			Full-Year 2014
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,882	$456	24.2%	$1,416	$259	18.3%
Debt-refinancing charge	—	—	—	317	117	36.9%
Increase to legacy environmental reserves	—	—	—	138	52	37.7%
Business-restructuring charge	140	34	24.3%	—	—	—
Transaction-related costs	48	16	33.3%	62	20	32.3%
Pension settlement costs	7	2	28.6%	7	2	28.6%
Equity affiliate debt-refinancing charge	11	4	37.6%	—	—	—
Favorable foreign-tax ruling	—	—	—	—	29	—
Gain on asset dispositions	—	—	—	(116)	(43)	37.1%
Adjusted effective tax rate, continuing operations	$2,088	$512	24.5%	$1,824	$436	23.9%

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014

Net sales	$3,696	$3,707	$15,330	$15,360
Cost of sales, exclusive of depreciation and amortization	2,093	2,165	8,591	8,791
Selling, R&D and administrative expenses	1,047	1,058	4,165	4,250
Depreciation	92	90	363	350
Amortization	33	33	132	126
Interest expense (Note A)	32	45	126	187
Interest income	(9)	(12)	(40)	(50)
Restructuring charge	—	—	140	—
Gain on asset dispositions	—	—	—	(116)
Debt refinancing charge	—	317	—	317
Environmental remediation charge	—	—	—	138
Asbestos settlement - net	3	3	12	12
Other income - net	(14)	(13)	(41)	(61)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	419	21	1,882	1,416
Income tax expense/(benefit)	100	(71)	456	259
Income from continuing operations, net of income taxes	319	92	1,426	1,157
(Loss)/Income from discontinued operations, net of income taxes	—	(3)	1	1,002
Net income attributable to the controlling and noncontrolling interests	319	89	1,427	2,159
Less: Net income attributable to noncontrolling interests	(5)	(6)	(21)	(57)
NET INCOME (ATTRIBUTABLE TO PPG)	$314	$83	$1,406	$2,102

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$314	$86	$1,405	$1,133
(Loss)/Income from discontinued operations, net of income tax (Note B)	—	(3)	1	969
Net income (attributable to PPG)	$314	$83	$1,406	$2,102

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.17	$0.32	$5.18	$4.10
(Loss)/Income from discontinued operations, net of income tax	—	(0.01)	—	3.50
Net income (attributable to PPG)	$1.17	$0.31	$5.18	$7.60

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.16	$0.31	$5.14	$4.05
(Loss)/Income from discontinued operations, net of income tax	—	(0.01)	—	3.47
Net income (attributable to PPG)	$1.16	$0.30	$5.14	$7.52

Average shares outstanding	269.2	274.6	271.4	276.6

Average shares outstanding - assuming dilution	271.2	277.6	273.6	279.6

Note A:
Interest expense for the year ended December 31, 2015 is lower than the comparable prior year period, principally as a result of the debt refinancing completed in the 4th quarter of 2014.

Note B:
(Loss)/Income from discontinued operations, net of tax includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold March 31, 2014.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The tax benefit related to these items are as follows:

	Three Months Ended December 31		Year Ended December 31
($ in millions)	2015	2014	2015	2014

Income tax expense on pre-tax income from continuing operations includes tax benefits related to the following:
Transaction-related costs	$6	$16	$16	$20
Business restructuring charge	—	—	34	—
Equity affiliate debt refinancing charge	4	—	4	—
Pension settlement losses	—	—	2	2
Gain on asset dispositions	—	—	—	(43)
Increase to legacy environmental reserves	—	—	—	52
Debt refinancing charge	—	117	—	117
Benefit from favorable ruling on prior year tax matter	—	29	—	29
Total	$10	$162	$56	$177

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2015	2014 (a)
Current assets:
Cash and cash equivalents	$1,311	$686
Short-term investments	144	497
Receivables - net	2,788	2,815
Inventories	1,705	1,825
Other	606	620
Total current assets	$6,554	$6,443

Current liabilities:
Short-term debt and current portion of long-term debt	$283	$481
Asbestos settlement	796	821
Accounts payable and accrued liabilities	3,527	3,573
Total current liabilities	$4,606	$4,875

Long-term debt	$4,042	$3,533

(a) Certain reclassifications of prior year data have been made to conform to the current year presentation to reflect the adoption of accounting standard updates issued in 2015.

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2015	2014
Operating Working Capital (a)
Amount	$2,341	$2,454
As a percent of quarter sales, annualized	15.8%	16.5%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) inventories and (3) trade liabilities.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014

Net sales
Performance Coatings	$2,060	$2,091	$8,765	$8,698
Industrial Coatings	1,371	1,344	5,476	5,552
Glass	265	272	1,089	1,110
TOTAL	$3,696	$3,707	$15,330	$15,360

Segment income
Performance Coatings	$250	$239	$1,302	$1,205
Industrial Coatings	240	223	985	951
Glass	38	33	137	81
TOTAL	528	495	2,424	2,237

Items not allocated to segments
Interest expense, net of interest income	(23)	(33)	(86)	(137)
Transaction-related costs	(17)	(52)	(48)	(62)
Business restructuring charge	—	—	(140)	—
Debt refinancing charge	—	(317)	—	(317)
Legacy (Note A):
Environmental remediation charge	—	—	—	(138)
Gain on asset dispositions	—	—	—	116
Equity affiliate debt refinancing charge	(11)	—	(11)	—
Other legacy	(2)	(5)	(34)	(27)
Corporate	(56)	(67)	(223)	(256)
INCOME BEFORE INCOME TAXES	$419	$21	$1,882	$1,416

Note A:
Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

Bringing innovation to the surface is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.